Exhibit 19.1

Bausch Health	POLICY NO.	DATED	PAGE NO 1 of 4
Companies Inc.	H.R. Sec. 9-919	July 25, 2023
	ISSUED BY:		PREPARED BY:
	Legal Department		General Counsel
SUBJECT:			APPROVED BY:
Blackout Periods			Board of Directors
BLACKOUT POLICY
A.PURPOSE
The purpose of this Blackout Policy (the “Policy”) is to prohibit trading in the Securities of Bausch Health Companies Inc. during certain periods where there is a heightened risk or perception that employees, officers or directors of Bausch Health Companies Inc. or any of its subsidiaries (collectively, “Bausch Health” or the “Company”) may possess Material Non-Public Information (as defined in the Insider Trading Policy). “Securities” is broadly defined and includes common shares, debt securities, puts, calls, options, warrants, units, derivatives (or any security convertible into, or the market price of which varies with the market price of, the foregoing) and other rights or obligations to purchase or sell any of the foregoing.
The trading restrictions contained in this Policy also apply to a covered individual’s assistants, spouse, minor children, adult family members sharing the same household, or any other individual over whom such person exercises substantial control over his, her or its Securities trading decisions. This Policy also applies to any trust or other estate in which an officer, director or employee has a substantial beneficial interest or as to which they serve as trustee or in a similar fiduciary capacity. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants. Where indicated, however, certain rules set forth herein apply solely to a particular class (or classes) of persons.
During a blackout period, no trading of the Company’s Securities by the covered individuals is permitted, including purchases made upon the exercise of previously granted options, other than automatic purchases of Company shares under the Company’s Employee Stock Purchase Plan and trades pursuant to a Company-approved trading plan.
The procedures and restrictions set forth in this Policy are only a general framework to assist Company personnel in ensuring that any purchase or sale of the Company’s Securities occurs without actual or perceived violation of applicable securities laws. Individuals have the ultimate responsibility for complying with applicable securities laws and should obtain additional guidance, including independent legal advice, as may be appropriate for their own circumstances.
The Company’s General Counsel shall be responsible for administrating this Policy. This Policy will be reviewed annually by the Company’s NCG Committee and any amendments to the Policy shall be subject to approval by such Committee.

Blackout Policy
B.BLACKOUT PERIODS
1.Scheduled Blackout Periods for Covered Individuals There is a mandatory blackout period for:
(a)All directors and officers of Bausch Health who are required to file insider reports under Canadian securities laws (each such person, a “Canadian Insider”) and/or are subject to Section 16 of the Securities Exchange Act of 1934, as amended (each such person, a “Section 16 Insider”);
(b)Any such other individual designated by the Company’s General Counsel, in consultation with the Chief Executive Officer, in view of such individuals’ roles and responsibilities (each such person, a “Designated Insider”);
(c)All employees who (i) directly report to a Canadian Insider or Section 16 Insider or (ii) are involved in the preparation and/or review of the Company’s financial statements or are knowledgeable of the Company’s financial results and information contained in its financial statements (each such person, a “Designated Individual”).
A list of all Canadian Insiders, Section 16 Insiders, Designated Insiders and Designated
Individuals (collectively, the “Covered Individuals”) will be maintained by the Company’s Legal Department, and such individuals will be advised of their status.
The scheduled blackout period for Covered Individuals commences on the fifteenth (15th) calendar day preceding the last day of the Company’s applicable financial period (i.e., quarter- or year-end) and continues through one (1) full trading day following the date of issuance of a news release disclosing the related quarterly and/or annual financial results.
2.Discretionary Exemptions
The Company’s priorities in implementing and enforcing the Policy are to help ensure proper compliance with all relevant statutory requirements and to avoid both the occurrence of any inappropriate actions and the appearance of impropriety, which could irreparably harm the Company, its employees and shareholders. However, the Company understands that in certain circumstances, strict adherence to blackout rules without the consideration of external factors could be unreasonably prejudicial to certain individuals. Therefore, in the event that a person who is subject to any of the blackout periods described in this Policy believes they would be unduly prejudiced by adherence to the blackout periods, such person may request that the General Counsel and the Chief Financial Officer provide, on behalf of the Company, specific permission for such person to trade during the blackout period.
Notwithstanding the foregoing, the Company has absolutely no obligation whatsoever to grant any such permission and each of the General Counsel and Chief Financial Officer may consider any matters that they, in their sole discretion (which discretion may be exercised without reasons), deems appropriate. The requisitioning individual may not make any such trade until they have received specific approval. In the event that approval is not granted, no reasons

Blackout Policy
may be provided and the fact that approval was not granted itself may constitute material inside information that should not be communicated.
3.Special Blackout Periods
In addition to the regularly scheduled blackout periods, special blackout periods may be prescribed from time to time by the Company’s General Counsel at any time at which it is determined that the existence of Material Non-Public Information concerning the Company makes it inappropriate for certain individuals to be trading. In such circumstances, the relevant individuals will be advised if the Company believes that such individuals should not trade in the Company’s Securities until further notice. Such individuals should note that the fact that there is a restriction on trading may itself constitute insider information or information that may lead to rumors and must be kept confidential. In addition, no person should rely on the Company to provide such a notice and all persons must comply with all applicable laws and Company policies with respect to trading in the Company’s Securities, including the Company’s Insider Trading Policy. Where the Company imposes a special blackout, the Company may prohibit trading in the Company’s Securities by the affected individuals during the one (1) full trading day after the issuance of a news release disclosing the Material Non-Public Information.
4.Contravention of this Policy
Any breach of the Policy is a serious offence which may lead to discipline by the Company and/or by appropriate regulatory authorities, including possible termination of employment, fines and/or imprisonment.
All directors, officers and employees of the Company and anyone else the Company determines should be subject to this Policy will be provided with a copy of this Policy, and shall execute the certification set out in Schedule A regarding acknowledgment of and compliance with the procedures and restrictions set forth in this Policy. Each of these persons is expected at all times to abide by the standards, requirements and procedures set out in this Policy. If it appears that a person subject to this Policy may have violated securities laws, the Company may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines and/ or imprisonment.
This Policy should be read in conjunction with the Company’s Code of Conduct, Corporate Disclosure Policy and Insider Trading Policy. Questions about this Policy should be directed to the Company’s General Counsel.
This Policy has been approved by the Board of Directors (the “Board”). The Board may review this Policy from time to time and make any changes it deems appropriate.

SCHEDULE A

Certification – Blackout Policy of Bausch Health Companies Inc.
The undersigned hereby certifies that he/she has read and understands the Company’s Blackout Policy, a copy of which is attached hereto, and agrees to comply with the procedures and restrictions set forth therein.

Date:	Signature: Name: (please print)